Exhibit 99.1

Integrated Information Systems Issues Letter to Shareholders

Tempe, AZ (May 13, 2003) Integrated Information Systems, Inc. ("IIS") (OTCBB:
IISX), a leading provider of secure integrated information solutions, announced today that Jim Garvey, Chairman, Chief Executive Officer and President issued the following letter to shareholders:

Integrated Information Systems, Inc. ("IIS") experienced a challenging and transforming year in 2002. The overall information technology professional services market continued to be adversely impacted by industry trends, resulting in a substantial decline in revenues and operating results for IIS. We eliminated operations that could not be made profitable and completely overhauled the company expense structure to fit the current business environment.

IIS is now one company instead of a constellation of seven consolidated companies. We have integrated the best from the operations acquired in 2001 and 2002 and, as part of overhauling the IIS cost structure, we have shed those portions of IIS' business that did not work in the new information technology professional services marketplace. IIS also obtained additional bank and equity financing needed to meet our future operating needs and received an unqualified opinion from our independent auditing firm. IIS now has the right expense structure to weather a challenging environment. With our restructuring efforts complete, we are focusing on the new opportunities that lie ahead. In 2003 we expect to see our revenues stabilize and then start growing in 2004.

In the first half of 2002, our Common Stock traded on The Nasdaq National Market and from June 6, 2002 through April 10, 2003, we traded on The Nasdaq SmallCap Market. Effective April 10, 2003, IIS moved to the OTCBB under the symbol of IISX. We plan to apply for listing on Nasdaq's new BBX exchange and trade on that exchange when it becomes available.

IIS' goals for the remainder of 2003 and beyond are to:

o     Increase revenues by:

      |X| Emphasizing technical readiness, using web services and other new technologies from our partners and vendors;

      |X| Promoting our new Services Portfolio by clearly articulating our solutions and value for meeting our customers' needs in today's new technology environment; and

      |X| Leveraging our Services Portfolio with a centralized inside sales model and focused outside sales model to ensure that we are reaching enough new potential clients and repeat customers with our high return on investment technology professional services offerings.

o Continue to selectively grow into new markets through consolidation with top Microsoft and Novell Partner consultancies as acquisition partners in order to expand our universe of clients and regional markets.

o Utilize our centralized inside sales model to solidify and jumpstart new market exposure and supplement our outside sales efforts, also creating another reason for potential acquisition candidates to consider IIS as a partner.

o     Focus on generating cash in 2003 and 2004 to pay down debt levels.

o Focus on improvements in our bottom line through a combination of increased revenues, managing costs and expenses, and utilization of our net operating loss carryforward as a direct dollar-for-dollar offset to any income taxes that would otherwise be payable on such improvement in profits.

The last two years have been a long road, but the hard part is finally behind us! When I started IIS in 1988, the chief business demand concept was that software and hardware technology was improving at an exponential rate and that organizations would always be behind in capturing the business potential of new technology. Later, this phenomenon was called the "technology assimilation gap." Although there has been a drought in technology spending for the last few years, software and hardware technology has continued to improve at exponential rates and customers need technology consultants such as IIS as much or more than before.

So it's all new again! 2003 is expected to be Microsoft's biggest year in new enterprise product releases and our other IIS technology partners, such as Novell, also have new offerings that are expected to generate significant IIS customer interest and drive spending on technology professional services. We have tailored our Services Portfolio offerings to meet the changing needs of our clients. IIS is well positioned to help our clients solve the business and technology challenges they face today. We now have a streamlined organization that I am excited about and we view the future with great optimism. Currently, I am seeing similar market signs that preceded our nine years of rapid organic growth from 1992 through 2000. IIS has been built on a foundation of a learning environment, entrepreneurial spirit and team commitment -- this solid core continues as we focus on providing innovative solutions that help our clients "do more with less." We appreciate your continued support of IIS.

About IIS

Integrated Information Systems(TM) is a leading provider of secure integrated information solutions. IIS specializes in securely optimizing, enhancing and extending information applications and networks to serve employees, partners, customers and suppliers. IIS' new technology solutions help organizations "do more with less." Founded in 1988, IIS has operations in Denver; Madison; Milwaukee; Phoenix; Portland, Oregon and Bangalore, India.

For more information on Integrated Information Systems, please visit our web site: WWW.IIS.COM.

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Cautionary Statement

This press release includes forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as "expect," "may," "anticipate," "intend," "would," "will," "plan," "believe," "estimate," "should," and similar expressions identify forward-looking statements. Forward-looking statements in this press release include statements concerning the company's ability to grow revenues, limit expenditures, increase margins, improve utilization of billable professionals, increase cash flow, survive current market conditions, achieve profitability in future periods, and successfully gain listing on the BBX. These forward-looking statements involve a number of risks and uncertainties which could cause actual events to differ materially from those indicated by such forward-looking statements and cause the company's stock price to decline. Such factors include, without limitation, the ability to complete additional acquisitions, obtain financing, renegotiate, settle or enter into new facilities leases on favorable terms, the expected impact of, and the ability of the company to execute, its business plan and the introduction of new national service offerings, lower demand for the company's services, downward pricing pressure, the inability of customers to pay their invoices when due, the incurrence of unexpected costs, unfavorable outcome of litigation, expenses and liabilities incurred by the company in recent and future transactions and acquisitions of like-minded peer consulting practices, including debt service and the ability of the company to stay at the forefront of technological changes. Other factors identified in documents filed by the company with the Securities and Exchange Commission and in other public statements, including those set forth under the caption "Factors That May Affect Future Results and Our Stock Price" in the company's Form 10-K for the year ended 12/31/02 and its Form 10-Q for the period ended 3/31/03, as well as future economic and other conditions both generally and in our specific geographic and vertical services markets, could negatively impact its results of operations and financial condition and cause actual results to vary from those expressed by the forward-looking statements in this press release.


Contacts:
Jim Garvey
Chairman, CEO and President
Integrated Information Systems, Inc.
480.752.5013


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